Exhibit 99.1

China Auto Logistics Inc. Submits Compliance Plan to Nasdaq

TIANJIN, CHINA--(June 11, 2018) - China Auto Logistics Inc. (the "Company" or "CALI") (NASDAQ: CALI), a top seller in China of luxury imported automobiles and a leading provider of auto-related services, today announced it has submitted a plan to Nasdaq detailing how the Company plans to regain compliance with Nasdaq’s continued listing requirements.

As previously reported, the Company has been advised by Nasdaq that due to the Company’s inability to timely file its Quarterly Report for the quarter ended March 31, 2018 on Form 10-Q, as well as its 2017 Annual Report on Form 10-K, the Company has not been in compliance with Nasdaq listing rule 5250(c)(1) which requires timely filing of such reports with the U.S. Securities and Exchange Commission for continued listing.

Under Nasdaq rules, the Company was given until today, June 11, 2018, to submit a plan to Nasdaq providing full details on how the Company intends to regain compliance. After reviewing the plan, Nasdaq may grant the Company an extension until October 15, 2018 for the Company to regain compliance. If Nasdaq rejects the plan, the Company may appeal such decision to a Nasdaq Hearings Panel.

The Company’s common stock will continue to trade on Nasdaq pending Nasdaq’s review of the compliance plan.

About China Auto Logistics Inc.

China Auto Logistics Inc. is one of China's top sellers of imported luxury vehicles. It also provides short term financing services.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Ken Donenfeld
DGI Investor Relations Inc.
kdonenfeld@dgiir.com
Tel: 212-425-5700
Fax: 646-381-9727